EXHIBIT 8.1

Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 P.O. Box 198966 Nashville, TN37219-8966	615.244.6380 main 615.244.6804 fax wallerlaw.com

July 18, 2014

First Citizens Bancshares, Inc.

One First Citizens Place

Dyersburg, TN 38024

Ladies and Gentlemen:

Re: First Citizens Bancshares, Inc. Registration Statement on Form S-4

We have acted as special tax counsel to First Citizens Bancshares, Inc., a Tennessee corporation (“First Citizens”), in connection with the merger (the “Merger”) of Southern Heritage Bancshares, Inc., a Tennessee corporation (“SHB”), with and into First Citizens, with First Citizens surviving, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of March 20, 2014, by and between First Citizens and SHB (the “Merger Agreement”).  Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

In rendering the opinion set forth herein, and with your consent, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement on Form S-4 in the form to be filed by First Citizens with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Registration Statement”), the Proxy Statement/Prospectus contained in the Registration Statement (the “Proxy Statement/Prospectus”), and the representations (which, with your consent, we have neither investigated nor verified) given to us by certificate by an officer of First Citizens and by certificate by an officer of SHB (collectively, the “Certificates”).  In addition, we have examined such other documents, agreements, and certificates and made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth below.

First Citizens Bancshares, Inc.

In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such copies.  As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the accuracy and completeness of (i) the statements and representations made by First Citizens and SHB in the Merger Agreement, the Proxy Statement/Prospectus, the Certificates and such other documents reviewed by us and (ii) the Proxy Statement/Prospectus, and we have assumed, with your consent, that such will be complete and accurate as of the Effective Time.

In addition, we have assumed, with your consent, that the statements contained in the Certificates are complete and accurate as of the Effective Time, and that any representation made in any of the documents referred to herein “to the best of the knowledge and belief” (or similar qualification) of any person or party is as of the Effective Time complete and accurate without such qualification.  We have also assumed, with your consent, that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Tennessee and (iii) the Merger will be reported by First Citizens and SHB on their respective income tax returns in a manner consistent with the opinion set forth below.

On the basis of the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

(i)        The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

(ii)       First Citizens and SHB will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

                   (iii)      The discussion in the Proxy Statement/Prospectus under the heading “Material United States Federal Income Tax Consequences,” to the extent it constitutes a description of matters of law or legal conclusions, and subject to the limitations and conditions set forth therein, is correct in all material respects.

First Citizens Bancshares, Inc.

The opinion expressed herein is based upon the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this letter, and all of which are subject to change, which changes may be retroactively applied.  There can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.  In addition, our opinion is based upon the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct.  Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate.  Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).  This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter after the date hereof.

This opinion is being provided solely for the purpose of being included as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material United States Federal Income Tax Consequences.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the SEC’s rules and regulations thereunder.

Very truly yours,
/s/ WALLER LANSDEN DORTCH & DAVIS, LLP WALLER LANSDEN DORTCH & DAVIS, LLP